Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Third Quarter 2024 Financial Results

WEST JORDAN, Utah, December 10, 2024--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced third quarter financial results for the thirteen and thirty-nine weeks ended November 2, 2024.

“Despite a pressured consumer and complex macroeconomic environment, we focused our efforts on driving sales and achieved growth in our fishing, camping and gift bar categories during the quarter,” said Paul Stone, Sportsman’s Warehouse President and Chief Executive Officer. “We continue to make progress on our business reset initiatives with a focus on improved in-stocks, in-store and online customer experience and our Great Gear | Great Service program.”

“To improve our holiday relevancy and drive traffic during the season, we introduced an omni-channel marketing campaign highlighting gear perfect for gifting or for treating yourself, primarily centered around value,” continued Stone. “This is a new approach to engaging our customers, which we coupled with an upgraded store experience creating a fully integrated customer experience. As we move through the balance of the holiday season and navigate a pressured consumer environment, we’ll continue to prioritize traffic-driving marketing and product pricing initiatives, exceptional customer service and prudent inventory management. Emphasizing the balance sheet and ending the year with positive free cash flow remain our primary objectives.”

For the thirteen weeks ended November 2, 2024:

•
Net sales were $324.3 million, a decrease of 4.8%, compared to $340.6 million in the third quarter of fiscal year 2023. The net sales decrease was primarily due to the continued impact of consumer inflationary pressures on discretionary spending, resulting in a decline in store traffic and lower demand across most product categories, particularly in ammunition, apparel and footwear. This decrease, however, was partially offset by year-over-year sales growth in our fishing, camping and optics and accessories departments.
•
Same store sales decreased 5.7% during the third quarter of fiscal year 2024, compared to the third quarter of fiscal year 2023, primarily as a result of the impact of consumer inflationary pressures and recessionary concerns on discretionary spending.
•
Gross profit was $103.1 million, or 31.8% of net sales, compared to $103.2 million or 30.3% of net sales in the third quarter of fiscal year 2023. This 150 basis-point increase, as a percentage of net sales, was primarily driven by improved product margins in our apparel and footwear departments, partially offset by increased freight and shrink.

•
Selling, general, and administrative (SG&A) expenses were $100.0 million, or 30.8% of net sales, compared to $100.1 million, or 29.4% of net sales in the third quarter of fiscal year 2023.
•
Net loss was $(0.4) million, compared to a net loss of $(1.3) million in the third quarter of fiscal year 2023. Adjusted net income was $1.4 million, compared to adjusted net loss of $(0.2) million in the third quarter of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $16.4 million, compared to $16.2 million in the third quarter of fiscal year 2023 (see "GAAP and Non-GAAP Financial Measures").
•
Diluted loss per share was $(0.01), compared to diluted loss per share of $(0.04) in the third quarter of fiscal year 2023. Adjusted diluted earnings per share were $0.04, compared to adjusted diluted loss per share of $(0.01) for the third quarter of fiscal year 2023 (see "GAAP and Non-GAAP Financial Measures").

For the thirty-nine weeks ended November 2, 2024:

•
Net sales were $857.2 million, a decrease of 6.6%, compared to $917.6 million in the first nine months of fiscal year 2023. This net sales decrease was primarily driven by lower demand across most product categories due to current consumer inflationary pressures on discretionary spending. This decrease was partially offset by same store sales growth in our fishing department and the opening of 1 new store since October 28, 2023. Stores that have been open for less than 12 months and were not included in our same store sales, contributed $30.8 million to net sales.
•
Same store sales decreased 9.4% compared to the first nine months of fiscal year 2023, primarily as a result of the same factors noted above that impacted net sales.
•
Gross profit was $266.9 million or 31.1% of net sales, compared to $284.0 million or 31.0% of net sales for the first nine months of fiscal year 2023. This increase, as a percentage of net sales, was primarily due to higher overall product margins, versus last years apparel and footwear clearance events which put pressure on our gross margin, partially offset by increased shrink.
•
SG&A expenses decreased to $288.7 million or 33.6% of net sales, compared with $301.5 million or 32.9% of net sales for the first nine months of fiscal year 2023. This absolute dollar decrease primarily related to our ongoing cost reduction efforts and decision to not open new stores during fiscal year 2024, partially offset by increases in rent and depreciation expenses. The increase as a percentage of net sales was largely due to lower net sales.
•
Net loss was $(24.3) million, compared to net loss of $(20.3) million in the first nine months of fiscal year 2023. Adjusted net loss was $(21.7) million, compared to adjusted net loss of $(16.6) million in the first nine months of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $15.1 million, compared to $19.3 million in the first nine months of fiscal year 2023 (see "GAAP and Non-GAAP Financial Measures").
•
Diluted loss per share was $(0.65), compared to diluted loss per share of $(0.54) in the first nine months of fiscal year 2023. Adjusted diluted loss per share was $(0.58), compared to adjusted diluted loss per share of $(0.44) in the first nine months of fiscal year 2023 (see "GAAP and Non-GAAP Financial Measures").

Balance sheet and capital allocation highlights as of November 2, 2024:

•
The Company ended the third quarter with net debt of $151.3 million, comprised of $130.0 million of borrowings outstanding under the Company’s revolving credit facility, $24.0 million of net borrowings outstanding under the Company’s term loan facility, and $2.7 million of cash and cash equivalents. Inventory at the end of the third quarter was $438.1 million.

•
Total liquidity was $150.8 million as of the end of the third quarter of fiscal year 2024, comprised of $148.1 million of availability under the Company’s revolving credit facility and term loan facility and $2.7 million of cash and cash equivalents.

Company Outlook:

“Given the current consumer environment and the shift towards value and promotion-driven shopping, we intensified our marketing and advertising campaigns to drive sales, which placed additional pressure on our margins this quarter,” said Jeff White, Chief Financial Officer of Sportsman’s Warehouse “To ensure strong core product in-stocks and to bring fresh offerings to our stores, we made strategic inventory investments aimed at improving sales during the hunting and holiday seasons. As we progress through the remainder of the year, we will remain disciplined in managing our expenses, and will reduce total inventory levels to generate positive free cash flow. Our mid and long-term objectives will be centered on improving our topline with a focus on margins and profitability.”

The Company is adjusting its guidance for fiscal year 2024 and expects net sales to be in the range of $1.18 billion to $1.20 billion, adjusted EBITDA to be in the range of $23 million to $29 million and total inventory to be below $350 million. The low end of the adjusted EBITDA range still assumes positive free cash flow for the full year. The Company now expects capital expenditures for 2024 to be in the range of $17 million to $20 million, primarily consisting of technology investments relating to merchandising and store productivity. No new store openings for the remainder of fiscal year 2024 are currently anticipated and we plan to open one new store in fiscal year 2025.

The Company has not reconciled expected adjusted EBITDA for fiscal year 2024 to GAAP net income because the Company does not provide guidance for net (loss) income and is not able to provide a reconciliation to net (loss) income without unreasonable effort. The Company is not able to estimate net (loss) income on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA, including stock-based compensation expense.

Conference Call Information

A conference call to discuss third quarter 2024 financial results is scheduled for December 10, 2024, at 5:00 PM Eastern Time. The conference call will be held via webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”) and that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA. The Company defines adjusted net (loss) income as net (loss) income plus expenses incurred relating to director and officer transition costs, costs related to the implementation of our cost reduction plan, costs related to legal settlements and related fees and expenses, and fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems. Net (loss) income is the most comparable GAAP financial measure to adjusted net (loss) income. The Company defines adjusted diluted (loss) earnings per share as adjusted net (loss) income divided by diluted weighted average shares outstanding. Diluted (loss) earnings per share is the most comparable GAAP financial measure to adjusted diluted (loss) earnings per share. The Company defines Adjusted EBITDA as net (loss) income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, director and officer transition costs, costs related to the implementation of our cost reduction plan, a legal settlement and related fees and expenses, and fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems. Net (loss) income is the most comparable GAAP financial measure to adjusted EBITDA. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Financial Measures” in this release. As noted above, the Company has not provided a reconciliation of fiscal year 2024 guidance for Adjusted EBITDA, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors and are frequently used by analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted (loss) earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Management uses this information as additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s management believes that these non-GAAP financial measures allow investors to evaluate the Company’s operating performance and compare its results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of the Company’s core operating performance. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our progress on our business reset initiatives; our prioritization of traffic-driving marketing and product pricing initiatives, exceptional customer service and prudent inventory management; our emphasis on the balance sheet and ending the year with positive free cash flow; our ability to manage expenses, reduce total inventory levels to generate positive free cash flow; and our guidance for net sales and Adjusted EBITDA for fiscal year 2024. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes the Company susceptible to adverse conditions in this region, and could affect the Company’s sales and cause the Company’s operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which we may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s plans to open additional stores in future periods, which may not be successful; the Company’s implementation of a plan to reduce expenses in response to adverse macroeconomic conditions, including an increased focus on financial discipline and rigor throughout the Company’s organization; impact of general macroeconomic conditions, such as labor shortages, inflation, elevated interest rates, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2024, which was filed with the SEC on April 4, 2024, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations

Sportsman’s Warehouse

(801) 304-2816

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

For the Thirteen Weeks Ended

	November 2, 2024	% of net sales	October 28, 2023	% of net sales	YOY Variance
Net sales	$324,261	100.0%	$340,569	100.0%	$(16,308)
Cost of goods sold	221,173	68.2%	237,384	69.7%	(16,211)
Gross profit	103,088	31.8%	103,185	30.3%	(97)

Operating expenses:
Selling, general and administrative expenses	99,973	30.8%	100,113	29.4%	(140)
Income from operations	3,115	1.0%	3,072	0.9%	43
Interest expense	3,317	1.1%	3,944	1.2%	(627)
Other losses	-	0.0%	-	0.0%	-
Loss before income taxes	(202)	(0.1%)	(872)	(0.3%)	670
Income tax expense	162	0.0%	459	0.1%	(297)
Net loss	$(364)	(0.1%)	$(1,331)	(0.4%)	$967

Loss per share
Basic	$(0.01)		$(0.04)		$0.03
Diluted	$(0.01)		$(0.04)		$0.03

Weighted average shares outstanding
Basic	37,869		37,393		476
Diluted	37,869		37,393		476

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

For the Thirty-Nine Weeks Ended

	November 2, 2024	% of net sales	October 28, 2023	% of net sales	YOY Variance
Net sales	$857,235	100.0%	$917,593	100.0%	$(60,358)
Cost of goods sold	590,343	68.9%	633,547	69.0%	(43,204)
Gross profit	266,892	31.1%	284,046	31.0%	(17,154)

Operating expenses:
Selling, general and administrative expenses	288,727	33.6%	301,450	32.9%	(12,723)
Loss from operations	(21,835)	(2.5%)	(17,404)	(1.9%)	(4,431)
Interest expense	9,408	1.1%	9,518	1.0%	(110)
Other losses	457	0.1%	-	0.0%	457
Loss before income taxes	(31,700)	(3.7%)	(26,922)	(2.9%)	(4,778)
Income tax benefit	(7,364)	(0.9%)	(6,664)	(0.7%)	(700)
Net loss	$(24,336)	(2.8%)	$(20,258)	(2.2%)	$(4,078)

Loss per share
Basic	$(0.65)		$(0.54)		$(0.11)
Diluted	$(0.65)		$(0.54)		$(0.11)

Weighted average shares outstanding
Basic	37,729		37,500		229
Diluted	37,729		37,500		229

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(amounts in thousands, except par value data)

	November 2,	February 3,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$2,666	$3,141
Accounts receivable, net	1,447	2,119
Income tax receivable	523	—
Merchandise inventories	438,136	354,710
Prepaid expenses and other	19,745	20,078
Total current assets	462,517	380,048
Operating lease right of use asset	320,729	309,377
Property and equipment, net	175,181	194,452
Goodwill	1,496	1,496
Deferred tax asset	7,480	505
Definite lived intangibles, net	282	327
Total assets	$967,685	$886,205

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$112,690	$56,122
Accrued expenses	95,094	83,665
Income taxes payable	—	126
Operating lease liability, current	48,866	48,693
Revolving line of credit	130,042	126,043
Total current liabilities	386,692	314,649
Long-term liabilities:
Term loan, net	23,969	—
Operating lease liability, noncurrent	313,454	307,000
Total long-term liabilities	337,423	307,000
Total liabilities	724,115	621,649

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 37,957 and 37,529 shares issued and outstanding, respectively	379	375
Additional paid-in capital	85,144	81,798
Accumulated earnings	158,047	182,383
Total stockholders' equity	243,570	264,556
Total liabilities and stockholders' equity	$967,685	$886,205

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(amounts in thousands)

	Thirty-Nine Weeks Ended
	November 2,	October 28,
	2024	2023
Cash flows from operating activities:
Net loss	$(24,336)	$(20,258)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	30,491	28,367
Amortization of discount on debt and deferred financing fees	217	114
Amortization of definite lived intangible	45	45
Loss on asset dispositions	501	—
Noncash lease expense	3,239	24,493
Deferred income taxes	(6,975)	(6,664)
Stock-based compensation	3,438	3,341
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	673	(1,051)
Operating lease liabilities	(7,964)	(10,539)
Merchandise inventories	(83,426)	(47,196)
Prepaid expenses and other	220	(7,403)
Accounts payable	56,128	26,081
Accrued expenses	9,727	(4,413)
Income taxes payable and receivable	(649)	(1,554)
Net cash used in operating activities	(18,671)	(16,637)
Cash flows from investing activities:
Purchase of property and equipment, net of amounts acquired	(11,305)	(71,170)
Proceeds from sale of property and equipment	55	—
Net cash used in investing activities	(11,250)	(71,170)
Cash flows from financing activities:
Net borrowings on line of credit	3,999	97,885
Borrowings on term loan	25,000	—
Increase (Decrease) in book overdraft	1,670	(5,611)
Proceeds from issuance of common stock per employee stock purchase plan	208	456
Payments to acquire treasury stock	—	(2,748)
Payment of withholdings on restricted stock units	(296)	(1,649)
Payment of deferred financing costs and discount on term loan	(1,135)	—
Net cash provided by financing activities	29,446	88,333
Net change in cash and cash equivalents	(475)	526
Cash and cash equivalents at beginning of period	3,141	2,389
Cash and cash equivalents at end of period	$2,666	$2,915

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliations of (i) GAAP net loss to adjusted net loss and (ii) GAAP diluted loss per share to adjusted diluted loss per share:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Numerator:
Net loss	$(364)	$(1,331)	$(24,336)	$(20,258)
Director and officer transition costs (1)	279	1,180	709	3,067
Cancelled contract (2)	205	-	911	-
Cost reduction plan (3)	-	351	-	1,216
Legal settlement (4)	1,750	-	1,750	687
Less tax benefit	(519)	(398)	(783)	(1,292)
Adjusted net loss	$1,351	$(198)	$(21,749)	$(16,580)

Denominator:
Diluted weighted average shares outstanding	37,869	37,393	37,729	37,500

Reconciliation of loss per share:
Diluted loss per share:	$(0.01)	$(0.04)	$(0.65)	$(0.54)
Impact of adjustments to numerator and denominator	0.05	0.03	0.07	0.10
Adjusted diluted loss per share:	$0.04	$(0.01)	$(0.58)	$(0.44)

(1) Expenses incurred relating to the departure of directors and officers and the recruitment of directors and key members of our senior management team.
(2) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(3) Severance expenses paid as part of our cost reduction plan implemented during the 13 weeks ended July 29, 2023.
(4) Represents costs related to legal settlements and related fees and expenses.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliation of GAAP net loss to adjusted EBITDA for the periods presented:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net loss	$(364)	$(1,331)	$(24,336)	$(20,258)
Interest expense	3,317	3,944	9,408	9,518
Income tax benefit	162	459	(7,364)	(6,664)
Depreciation and amortization	9,984	10,663	30,536	28,412
Stock-based compensation expense (1)	1,047	965	3,438	3,341
Director and officer transition costs (2)	279	1,180	709	3,067
Cancelled contract (3)	205	-	911	-
Cost reduction plan (4)	-	351	-	1,216
Legal settlement (5)	1,750	-	1,750	687
Adjusted EBITDA	$16,380	$16,231	$15,052	$19,319

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our equity incentive plan and employee stock purchase plan.
(2) Expenses incurred relating to the departure of directors and officers and the recruitment of directors and key members of our senior management team.
(3) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(4) Severance expenses paid as part of our cost reduction plan implemented during the 13 weeks ended July 29, 2023.
(5) Represents costs related to legal settlements and related fees and expenses.